NEWS RELEASE

April 16, 2002 For Immediate Release

EMPIRE PETROLEUM CORPORATION ANNOUNCES MANAGEMENT

CHANGES AND REPORTS ON PRESENT OPERATIONS

Tulsa, Oklahoma – April 16, 2002. Empire Petroleum Corporation (OTCBB: EMPR) announced today that the Company’s management is now headquartered in Tulsa, Oklahoma, with the appointment of Albert E. Whitehead as Chairman and Chief Executive Officer and Thomas R. Bradley as President of the Company. John P. McGrain and Thomas J. Jacobsen who previously served as officers and directors of the Company have resigned these positions and the new Board of Directors will be comprised of Albert E. Whitehead, Thomas R. Bradley and John C. Kinard.

In the Company’s Cheyenne River Development Project, Niobrara County, Wyoming, its Timber Draw #1-AH oil and gas well has been shut-in, pending tie-in to a gas pipeline connection. Testing of this well during 2001 confirmed the need for a 3-D seismic survey in the project area to identify future drilling locations in the fractured Muddy formation. The Company plans to conduct this seismic work during the second quarter of 2002 if a farmout or financing can be completed.

For further information contact: Albert E. Whitehead

Tel: (918) 587-8093

Thomas R. Bradley

Tel: (918) 587-8093